UNITED STATES

 SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 30, 2008

TYCO ELECTRONICS LTD.

 (Exact Name of Registrant as Specified in its Charter)

Bermuda	98-0518048
(Jurisdiction of Incorporation)	(IRS Employer Identification Number)

001-33260

(Commission File Number)

Second Floor, 96 Pitts Bay Road

Pembroke, HM 08, Bermuda

 (Address of Principal Executive Offices, including Zip Code)

441-294-0607

(Registrant’s Telephone Number, including Area Code)

Check the appropriate box below if the form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2 (b) under the Exchange Act (17 CFR 240.14d-2 (b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 8.01                                       OTHER EVENTS

On April 30, 2008, Tyco Electronics Ltd. (the “Company”) reported that Tyco International Ltd. (“Tyco International”) signed a definitive agreement on April 29, 2008 with the State of New Jersey, on behalf of several of the State’s pension funds, to settle the action captioned New Jersey v. Tyco International Ltd., et al., brought by the State in 2002 in the United States District Court for the District of New Jersey against Tyco International, its former auditors and certain of its former officers and directors, alleging that the defendants had, among other things, violated federal and state securities and other laws through the unauthorized and improper actions of Tyco International’s former management. This is one of the previously disclosed lawsuits not covered by the consolidated securities class action settlement which became final in February 2008.

The agreement with the State of New Jersey provides for Tyco International to make a payment of $73.25 million to the plaintiffs in exchange for the plaintiffs’ agreement to dismiss the case and release all claims asserted or which might have been asserted therein. Pursuant to the Separation and Distribution Agreement entered into on June 29, 2007 among Tyco International, Covidien Ltd. (“Covidien”) and the Company, the Company, Tyco International and Covidien are jointly and severally liable for the full amount of the settlement. Accordingly, in the second quarter of fiscal 2008, the Company has recorded a liability for the full amount of the settlement and a corresponding receivable from Tyco International and Covidien for their portions of the settlement amount, resulting in a net charge of approximately $23 million for the Company’s portion of the settlement amount, for which no tax benefit was available. Payment of the settlement amount is to be made on or before June 2, 2008. Upon the full execution of the definitive agreement by each of the other defendants party thereto, the parties will file the agreed upon order of dismissal with the court, the entry of which will dismiss the litigation with prejudice. The Company expects that Tyco International will pay the full amount of the settlement to the State and that the Company and Covidien will concurrently submit payment to Tyco International.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TYCO ELECTRONICS LTD.
(Registrant)

	By:	/s/ Robert A. Scott
Robert A. Scott
Executive Vice President and General Counsel

Date: April 30, 2008